Exhibit 10.9

3233-C Donald Douglas Loop South

Santa Monica CA 90405

October 28, 2016

Jarrod Johnson

Offer of Employment

Dear Jarrod,

I am pleased to offer you a position with TaskUs, Inc., (“Company”), as Senior Vice President of Sales!

Location & Travel Schedule

The position is full-time and will be based remotely. Your work schedule shall include domestic and international travel up to 75% of the time (not including the travel time itself), in connection with your role.

Compensation

Annual Salary

You will receive an annual salary of $250,000.00, less required deductions and withholdings, which will be paid every two weeks in accordance with the Company’s normal payroll procedures.

Sales Bonus Plan

In addition to the salary figure stated above, you are eligible to receive bonus payments based on your and the Company’s sales performance (the “Sales Bonus”). Terms and conditions for the Sales Bonus shall be set forth under a separate agreement (the “Sales Bonus Plan”).

Non-Discretionary Year End Bonus

For services performed during 2016 only, you shall receive a guaranteed minimum bonus in the amount of $41,677.00 (the “Year End Bonus”), calculated for 2 months of full service, at 100% of your annual salary. The Bonus shall be awarded to you no later than the last day of February.

Severance Agreement & Release

Subject to the terms and conditions set forth in a separation agreement and general release, if, during your first year of employment with the Company, your employment is separated without cause, such as the result of a lay-off or reduction in force, except if pursuant to a Liquidity Event as defined in the Company’s Phantom Share Plan, or otherwise without cause, you shall be offered separation pay in the amount equivalent to 6 months of your current annual salary, for a total of $125,000.00, less required deductions and withholdings.

Subject to the terms and conditions set forth in a separation agreement and general release, if, during any point after your first year of employment with the Company, your employment is separated without cause, such as the result of a lay-off or reduction in force, except if pursuant to a Liquidity Event, you shall receive separation pay in an amount equal to the greater of either (i) 2 months of your annual salary or (ii) 1 month of your annual salary multiplied by the number of full years of employment with the Company.

Terms for payment of any Sales Bonus upon separation of employment shall be set forth in the

Sales Bonus Plan.

Phantom Shares

Contingent upon approval by the Board of Directors and in accordance with the Company’s Phantom Stock Plan (the “Plan”), and under a separate agreement, you will also be offered 131,000 phantom shares, vesting over a (4) year period, with a one (1) year cliff shall apply.

Benefits

During the term of your employment, you will be eligible to participate in certain benefits offered by the Company. A summary of benefits and medical enrollment eligibility has been attached hereto for your reference, but if you have any additional questions regarding this information, please do not hesitate to contact our Manager of Human Resources, Lauren Miller, at lauren@taskus.com. Please note that this is a summary of the current benefits afforded, however the Company may modify or eliminate any such benefits from time to time as it deems necessary.

Job Duties

Your initial employment duties will include, but not be limited to those set forth below and articulated in your Role Scorecard, attached hereto:

•	Report on revenue growth and sales activity to board

•	Oversee all new logo business development including outside sales, inside sales and demand generation

•	90 day rolling forecast with +- 10% accuracy

•	Deal support for reps including travel to prospects, help on presentations and strategy and account mapping

•	Enforce Salesforce best practices and adherence

•	Conduct 1:1s with all direct reports weekly

•	Run weekly sales meetings

•	Conduct sales training and onboarding programs

•	Review all new service agreements

You will discharge your duties with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a like enterprise of like character and with like aims.

Other Conditions for Employment

The Company is excited about the prospect of you joining our team, and we look forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. Therefore, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice. Similarly, you are free to resign at any time, for any reason or for no reason. Although not required due to the at-will nature of your employment, as a professional courtesy, we request that, in the event of resignation, you give the Company at least two week’s notice.

The Company conducts background investigations and reference checks on all of its potential employees. Your job offer, and employment, are contingent upon the successful clearance of such a background investigation and reference checks.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information, including that of your former employer, to the Company, and that in performing your duties for the Company, you will not in any way utilize any such information.

As you know, the Company is involved in an industry that is highly competitive and that changes quickly. Thus, although the position we are offering you is as a SVP of Sales, the Company may change your position and/or your duties at any time, with or without cause or advance notice.

As a condition of your employment, you will also be required to sign and comply with an Employee Inventions Assignment, Confidentiality and Non-Solicitation Agreement, which requires you to, among other things, (a) assign to us any intellectual property that you may invent on our behalf during your employment at the Company, (b) protect our trade secrets and other confidential information and (c) refrain from soliciting our customers and employees for a period of one year after your employment term ends.

To indicate your acceptance of the Company’s offer, please sign and date this letter. Keep a copy for yourself and provide a copy to the Company. If you accept our offer, your first day of employment shall be October 31, 2016. This letter, along with the Inventions Assignment Agreement and our Employee Manual, a copy of which will be provided to you upon acceptance of this offer, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, as applicable, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by close of business on October 28, 2016.

We look forward to your favorable reply and to working with you at TaskUs!

Sincerely,

/s/ Bryce Maddock

Bryce Maddock, CEO

I have read and understand the forgoing provisions of this offer of employment, and the offer is herewith accepted.

I understand that my employment with the Company is contingent upon the successful completion of a criminal background check, employment references, and the execution of additional agreements, including but not limited to arbitration, confidentiality, employee-inventions, non-solicitation and any agreement deemed necessary by the Company at any time.

I agree that I am not bound by any restrictive covenants, contractual commitment, or any other legal obligation that would prohibit me from performing my duties for the Company, or that would prohibit my anticipated employment with TaskUs in any way.

Agreed to and accepted by:

Signature:	/s/ Jarrod Johnson	Dated:	10/28/2016